Exhibit 99.1

BriteSmile President Assumes CEO Duties

WALNUT CREEK, CA – June 29, 2005 - BriteSmile, Inc., (NasdaqSC: BSML) a leading provider of the latest in teeth whitening technologies and products, today announced that effective immediately, Dr. Julian Feneley, President of BriteSmile, has assumed all of the responsibilities of CEO Gregg Coccari, including oversight of the company’s marketing, Associated Centers and Center performance.

Dr. Feneley assumed Mr. Coccari’s duties after the Board of Directors accepted Mr. Coccari’s deemed resignation as CEO of the Company.

“We are grateful to have extraordinary depth of management. This means that a seasoned, senior executive like Julian will be able to seamlessly assume Gregg’s responsibilities,” said Anthony Pilaro, Chairman of the Board.

About BriteSmile:

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile was the first company to patent blue light technology to safely and efficiently whiten teeth. This proprietary system continues to be the only patented in-office blue light treatment available on the market. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2,000 are located outside of the United States, in more than 75 countries. BriteSmile is traded on the NASDAQ under the symbol BSML. For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at http://www.britesmile.com .

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